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Exhibit 99.1

For Immediate Release

Contact:	Timothy McKenna/Carrie Doyle (investors) 312-580-4637 / 312-580-4865 Meg Gallagher 312-580-2289 (media) www.smurfit-stone.com

SMURFIT-STONE EARNS $.06/SHARE IN 4th QUARTER 2001,
$.27/SHARE FOR THE FULL YEAR

CHICAGO, January 29, 2002—Smurfit-Stone Container Corporation (Nasdaq: SSCC) today reported net income available to common shareholders of $14 million, or $.06 per diluted share, for the fourth quarter of 2001, compared to net income of $67 million, or $.27 per diluted share, in the fourth quarter of 2000. Earnings for the fourth quarter of 2001 included a $.01 per share restructuring charge related to the closure of two packaging facilities. Sales for the period were $1.991 billion compared to $2.242 billion in the fourth quarter of 2000.

        For the full year 2001, the company reported net income available to common shareholders of $66 million, or $.27 per diluted share, compared to net income of $224 million, or $.96 per diluted share, in 2000. Sales for the full year were $8.377 billion compared to $8.796 billion in 2000. Smurfit-Stone's sales and earnings include the results of St. Laurent Paperboard Inc. since June 1, 2000.

        Commenting on the quarterly results, Patrick J. Moore, president and chief executive officer, said that the decline in earnings from the year ago fourth quarter and the third quarter of 2001 primarily reflected continued sluggish demand for packaging and price weakness. Smurfit-Stone's North American corrugated container shipments fell by 2.5 percent in the fourth quarter and were down 5.4 percent compared to the fourth quarter of last year.

        During the quarter, the company took 287,000 tons of economic downtime in its containerboard mill system to reduce inventory and manage working capital, as well as 53,000 tons of maintenance downtime. On the positive side, energy costs and interest expense declined in the fourth quarter, relative to the third quarter.

        Commenting on full year results, Moore said, "Given the weak demand for containerboard and corrugated containers, Smurfit-Stone performed well. We recognized early that 2001 would be a difficult year for the packaging business, and we reacted aggressively. We reduced capital spending, and we successfully controlled operating and administrative costs. As a result, we exceeded our cash flow expectations."

        Smurfit-Stone paid down $175 million in debt in the fourth quarter, and $376 million for the full year. Total debt was $4.966 billion at the end of the year, compared to $5.342 billion at the same time last year.

        In 2001, the company completed acquisitions of a Canadian manufacturer of high-performance barrier film liner and plastic shipping sacks, and a multiwall bag plant in Georgia. These acquisitions support Smurfit-Stone's strategy of expanding the company's portfolio of products.

        Looking ahead, Moore said, "The current weak demand environment will continue to put pressure on earnings in early 2002. However, our strategy remains unchanged. We will continue to produce to meet demand, take out costs, and devote free cash flow to debt reduction. We plan to grow our business through sales and marketing initiatives which deliver added value to customers. We will continue to participate in the consolidation of the packaging industry through targeted acquisitions.

Smurfit-Stone's strong financial management and cost discipline have positioned the company well for an economic recovery."

        Smurfit-Stone discusses its quarterly financial performance on conference calls broadcast and archived on its website, www.smurfit-stone.com. The fourth quarter call will be Tuesday, January 29, at 9:00 a.m. Central Standard Time.

# # #

        Smurfit-Stone Container Corporation is the industry's leading integrated manufacturer of paperboard- and paper- based packaging. Smurfit-Stone is a leading producer of containerboard, including white-top linerboard and recycled medium; corrugated containers; multiwall bags; clay-coated recycled boxboard; and is the world's largest paper recycler. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, paper tubes and cores, and labels. The company operates more than 300 facilities worldwide and employs approximately 40,000 people.

        This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber costs, as well as other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

SMURFIT-STONE CONTAINER CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2001	2000	2001	2000
Net sales	$1,991	$2,242	$8,377	$8,796
Costs and expenses (Note 1)	1,864	1,980	7,754	7,857

Income from operations	127	262	623	939
Interest expense, net	(97)	(135)	(455)	(527)
Other, net	13	2	23	22

Income from continuing operations before income taxes, minority interest and extraordinary item	43	129	191	434
Provision for income taxes	(25)	(58)	(107)	(206)
Minority interest expense	(1)	(2)	(1)	(9)

Income from continuing operations before extraordinary item	17	69	83	219
Discontinued operations: Gain on disposition of discontinued operations, net of income taxes				6

Income before extraordinary item	17	69	83	225
Extraordinary item: Loss from early extinguishment of debt, net of income taxes		(1)	(6)

Net income	17	68	77	225
Preferred stock dividends	(3)	(1)	(11)	(1)

Net income available to common shareholders	$14	$67	$66	$224

Basic earnings per common share
Income from continuing operations before extraordinary item	$0.06	$0.28	$0.30	$0.94
Gain on disposition of discontinued operations				0.02
Extraordinary item		(0.01)	(0.03)

Net income available to common shareholders	$0.06	$0.27	$0.27	$0.96

Weighted average shares outstanding	244	244	244	233
Diluted earnings per common share
Income from continuing operations before extraordinary item	$0.06	$0.28	$0.29	$0.93
Gain on disposition of discontinued operations				0.03
Extraordinary item		(0.01)	(0.02)

Net income available to common shareholders	$0.06	$0.27	$0.27	$0.96

Weighted average shares outstanding	246	244	245	234
Note 1:	2001 includes restructuring charges of $5 million for the 4th quarter and $10 million year-to-date. 2000 includes restructuring charges of $1 million for the 4th quarter and $53 million year-to-date.

SMURFIT-STONE CONTAINER CORPORATION
PRODUCTION AND SHIPMENTS

	2001					2000
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Full Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Full Year
Containerboard Mill Production (M tons)
North America	1,625	1,653	1,701	1,661	6,640	1,580	1,456	1,715	1,754	6,505
International	107	100	102	102	411	101	97	106	101	405

Total	1,732	1,753	1,803	1,763	7,051	1,681	1,553	1,821	1,855	6,910
SBS/Bleached Board Production (M tons)	75	80	80	71	306	48	58	79	73	258
Coated Boxboard Production (M tons)
North America	149	135	143	142	569	148	148	144	150	590
International	22	18	20	18	78	21	21	22	21	85

Total	171	153	163	160	647	169	169	166	171	675
Uncoated Boxboard Production (M tons)	37	32	31	28	128	44	43	44	38	169
Kraft Paper Production (M tons)	83	57	82	65	287	74	71	73	72	290
Market Pulp Production (M tons)	110	149	143	143	545	151	156	145	98	550
Corrugated Shipments (BSF)
North America	19.8	20.2	19.8	19.3	79.1	19.8	19.9	20.6	20.4	80.7
International	3.1	3.1	3.1	3.0	12.3	3.0	3.0	3.1	3.0	12.1

Total	22.9	23.3	22.9	22.3	91.4	22.8	22.9	23.7	23.4	92.8
Folding Carton Shipments (M tons)	133	131	135	124	523	137	139	146	139	561
Multiwall Bag Shipments (M tons)	63	61	67	65	256	63	61	61	62	247
Fiber Reclaimed and Brokered (M tons)	1,733	1,650	1,642	1,689	6,714	1,701	1,630	1,705	1,732	6,768

SSCC SUPPLEMENTARY FINANCIAL INFORMATION
($ Millions)

	Containerboard & Corrugated Containers	Consumer Packaging	Other	Total
Segment Results 10/1/01—12/31/01
4th Quarter 2001:
Revenues	1,350	256	385	1,991
Segment profit (loss)	129	24	(110)	43
4th Quarter 2000:
Revenues	1,563	272	407	2,242
Segment profit (loss)	239	26	(136)	129
Segment Results 1/1/01—12/31/01
Full Year 2001:
Revenues	5,744	1,052	1,581	8,377
Segment profit (loss)	614	95	(518)	191
Full Year 2000:
Revenues	5,994	1,060	1,742	8,796
Segment profit (loss)	958	98	(622)	434

Balance sheet

	12/31/2001	9/30/2001	6/30/2001	3/31/2001	12/31/2000
Total debt	4,966	5,141	5,268	5,416	5,342

Cash Flows

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2001	2000	2001	2000
Depreciation, depletion, goodwill amortization	122	114	478	432
Expenditures for property, plant and equipment	50	135	189	363

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  Exhibit 99.1